Exhibit 10.1

May 24, 2017

Jeffrey Baker
6633 Whispering Woods Ct
Plano, TX 75024

Dear Jeffrey:

It is with great pleasure that we amend the terms of your employment with Walter Investment Management Corp. (the "Company") as President of Reverse Mortgage Solutions, Inc. (“RMS”). This letter will confirm the basic terms and conditions of your employment, effective as of June 1, 2017:

Position: You will continue to be employed as President of RMS, reporting to the Chief Executive Officer and President of the Company or such other management representatives as the Company may designate from time to time depending on business needs and circumstances (the “Designated Officer”).  Your status as a full time, regular employee of the Company will commence on June 1, 2017.

Salary: While employed hereunder, you will receive an annual base salary of $420,000, before deducting all applicable withholdings, payable at the time and in the manner dictated by the Company's standard payroll policies and practices.

Bonus relating to Employment for the period from June 1, 2016 through May 31, 2017: Pursuant to your employment letter, dated October 14, 2016 (the “2016 Employment Letter”), you will be paid your retention bonus of $180,000, minus applicable withholdings (the “Retention Bonus”). In addition, in lieu of the Transaction Incentive described in the 2016 Employment Letter, you will receive a discretionary bonus in the amount of $210,000, minus applicable withholdings (the “Discretionary Bonus”). The Retention Bonus and Discretionary bonus shall be paid to you on the payroll date relating to the pay period that includes May 31, 2017 and shall be in satisfaction of any and all bonus or incentive amounts owed to you pursuant to the 2016 Employment Letter.

Annual Incentive Bonus Opportunity: You will be eligible for an annual incentive bonus opportunity under the Company’s annual incentive plan, based on the extent to which objectives established by the Designated Officer and the Compensation and Human Resources Committee of the Company’s Board of Directors (the “Committee”) are satisfied, as determined by the Designated Officer and the Committee in their discretion. Annual incentive bonus opportunities are subject to your continued employment through and including the date of payment and any terms and conditions otherwise applicable to the Company’s annual incentive bonus plan. Annual incentive bonus payments are typically paid on or before March 15th of the year following the year in which the bonus was earned.

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For the period from June 1, 2017 through December 31, 2017, you will be eligible to earn a target bonus opportunity of $550,000 (“2017 Target”) prorated from June 1, 2017. The objectives established for the 2017 Target are as follows: (a) $350,000 of the 2017 Target shall be earned based upon RMS performance and (b) $200,000 of the 2017 Target shall be earned based upon achievement of a strategic transaction or other strategic goal relating to RMS.

Termination Benefits: In the event your employment is terminated involuntarily without Cause prior to December 31, 2017, you will be eligible to receive a prorated annual incentive bonus opportunity as may be determined by the Designated Officer and the Committee, which payment shall be subject to the execution and non-revocation of a release of any claims against the Company and its subsidiaries within 30 days following termination of employment in such form as may reasonably be required by the Company. The foregoing shall be in lieu of any severance entitlements to which you may otherwise be eligible to receive.

Benefits: You will also be eligible to participate in and receive the following:

Health / Welfare & Retirement Benefits:  In addition to compensation, you shall be entitled to participate in all employment benefit programs including, but not limited to, medical, dental, disability, group life, 401(k), and any other benefits as the Company may from time to time and in its sole discretion make available to all employees of similar rank, subject to eligibility requirements.  You will be eligible to participate in these benefits on the first of the month following 30 days of employment.

Paid Time Off and Holidays:  As a Sr. Executive, the Company will be providing unlimited paid time off. You will be on the honor system to take as much paid time off as is needed, while still ensuring that your job duties and responsibilities are being met. In addition, you will also receive such paid holidays consistent with the Company’s standard policies or as the Company’s Board of Directors may approve.

The Company’s Policies and Procedures: You will be provided electronic access to the Walter Investment Management Corp. Employee Handbook which outlines your benefits and obligations as an employee of the Company. You will be required to acknowledge receipt of the Employee Handbook periodically throughout your employment. Unless expressly stated herein, all policies and procedures contained in the Employee Handbook in effect at the relevant time will govern all aspects of your employment.

At-Will Employment: You will be employed at will, which means that either you or the Company can elect to terminate the employment relationship at any time, for any or no reason; provided, however, that you will be required to provide the Company at least two weeks’ prior written notice of your termination of employment. Notwithstanding the foregoing, the Company may, in its sole and absolute discretion, by written notice to you, accelerate such date of termination. All base salary, benefits and other compensation will end upon the termination of your employment except as required by applicable law.
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1 “Cause” for termination shall mean any one of the following events (as determined in good faith by the Company): your conviction of, or plea of nolo contendere to, a felony or any other crime involving dishonesty, misrepresentation, embezzlement, fraud or similar behavior, (ii) your material breach of any Company policy or any agreement with the Company or any of its affiliates, (iii) your breach of any fiduciary duty or material obligation to the Company or any of its affiliates, (iv) any act of gross negligence or willful misconduct that has had or is reasonably likely to have a material adverse effect on, or has materially injured or harmed or is reasonably likely to materially injure or harm, the Company or any of its affiliates or any of its or their business affairs, customers or suppliers, (v) your failure to competently perform your job or duties as reasonably determined by the Company, or (iv) your unauthorized disclosure of the terms and conditions contained in this Letter.

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This letter replaces any previous oral or written representations about the terms of your employment and is to be interpreted and governed by the laws of the State of Pennsylvania.

If you should have any questions, please do not hesitate to contact me. Otherwise, please sign and return this letter. I am confident that you will find your assignment both challenging and rewarding.  I'm excited that you have accepted continued employment with RMS and look forward to working with you.

Sincerely,

/s/ Tony Renzi

Tony Renzi
Chief Executive Officer and President, Walter Investment Management Corp.

ACKNOWLEDGMENT

I hereby agree to employment on the terms and conditions set forth in this letter.

Dated:  05/24/2017

/s/ Jeffrey Baker
Jeffrey Baker

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